Exhibit 3.3

CERTIFICATE OF ELIMINATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

ARIAD PHARMACEUTICALS, INC.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

ARIAD PHARMACEUTICALS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”),

DOES HEREBY CERTIFY:

First: Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority vested in the Board of Directors of the Company (the “Board of Directors”) by the Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), the Board of Directors previously adopted resolutions creating and authorizing the issuance of 25,000 shares of Series C Convertible Preferred Stock, par value $0.01 per share (the “Series C Convertible Preferred Stock”) in accordance with the provisions of the Certificate of Designations of Series C Preferred Stock of ARIAD Pharmaceuticals, Inc. (the “Certificate of Designation”) as filed with the Delaware Secretary of State on November 9, 1998.

Second: None of the authorized shares of the Series C Convertible Preferred Stock are outstanding and none will be issued subject to the Certificate of Designation.

Third: Pursuant to Section 151 of the DGCL and the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors adopted the following resolutions approving the elimination of the Series C Convertible Preferred Stock, as set forth herein:

RESOLVED: None of the authorized shares of stock of the Corporation of the Series C Convertible Preferred Stock designated are outstanding, and none of the said Series C Convertible Preferred Stock of the Corporation will be issued, and

RESOLVED FURTHER: That the authorized officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151 (g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Certificate of Incorporation, as amended, of the Corporation all reference to the said Series C Convertible Preferred Stock.

RESOLVED FURTHER: That the officers of the Corporation be, and each of them hereby is, authorized and directed to do or cause to be done any and all such other acts and things and to execute and deliver any and all such further documents as he, she or they may deem necessary or appropriate to carry into effect the full intent and purpose of the foregoing resolutions, the taking of such actions or the execution or delivery of any such documents by such officer or officers to be conclusive evidence that the same were authorized by the resolutions.

RESOLVED FURTHER: That any and all actions heretofore or hereinafter taken on behalf of the Corporation by any of said persons or entities within the terms of the foregoing resolutions are hereby approved, ratified and confirmed, as the acts and deeds of the Corporation.

Fourth: Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series C Convertible Preferred Stock in the Certificate of Incorporation are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name and executed by its duly authorized officer this 11th day of January, 2016.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
Thomas J. DesRosier
Executive Vice President, Chief Legal and
Administrative Officer and Secretary

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